Exhibit 99.1

NEWS RELEASE

Corporate Headquarters: Dorman Products, Inc. 3400 East Walnut Street Colmar, Pennsylvania 18915 Fax: (215) 997-8577

For Further Information Contact: Matthew S. Kohnke, CFO (215) 997-1800 x 5182 E-mail: MKohnke@dormanproducts.com	Visit our Home Page: www.dormanproducts.com

Dorman Products, Inc. Reports Record Sales and Earnings for the Fourth Quarter and Year Ended December 31, 2011

Colmar, Pennsylvania (February 21, 2012) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the fourth quarter ended December 31, 2011.

Revenues for the fourth quarter ended December 31, 2011 increased 14% over the prior year to $139.1 million from $122.5 million. The fourth quarter 2011 results include 14 weeks while prior year results include only 13 weeks. Revenue growth before the impact of the additional week’s sales in 2011 was 9%.

Excluding the favorable impact of $0.9 million in reductions to certain reserves associated with the exit of our Swedish business as shown in the reconciliation of non-GAAP measures below, adjusted net income increased 29% to $15.8 million in the fourth quarter from $12.2 million last year. Adjusted diluted earnings per share increased 30% to $0.87 in 2011 from $0.67 in 2010. After the above adjustment, reported net income in the fourth quarter of 2011 increased 36% to $16.6 million from $12.2 million in the same period last year. Reported diluted earnings per share increased 36% to $0.91 in 2011 from $0.67 in 2010.

For the year ended December 31, 2011 and December 25, 2010:

•

Revenues increased 16% over the prior year to $529.3 million from $455.7 million. Revenue growth before the impact of the 53rd week’s sales in 2011 was 15%. Revenue growth was driven primarily by strong overall demand for our products and higher new product sales.

•

Adjusted net income in 2011 increased 21% to $55.9 million from $46.1 million last year, while adjusted diluted earnings per share in 2011 increased 20% to $3.07 in 2011 from $2.55 in 2010 after excluding the impact of the item shown in the reconciliation of non-GAAP measures below.

•	Reported net income in 2011 was up 16% to $53.3 million from $46.1 million last year. Reported diluted earnings per share in 2011 rose 15% to $2.93 from $2.55 in 2010.

•

Reported gross profit margin was 36.1%. Adjusted gross profit margin excluding 0.4%, or $2.3 million, in charges for inventory write-downs and other costs associated with the exit of our Swedish business was 36.5% in 2011 compared to 37.9% in 2010. The remaining decline in gross margin is primarily due to higher product return costs, an unfavorable change in sales mix and additional provisions for excess and obsolete inventory.

•

Selling, general and administrative expenses increased 9% in 2011 to $106.4 million from $98.0 million in 2010. The spending increase was primarily the result of higher variable costs related to our sales increase and investments in new product development initiatives, offset partially by lower incentive compensation levels.

•

Our effective tax rate decreased to 37.0% from 38.2% in the prior year. The decrease is primarily due to the effect of lower provisions for state income taxes and the 2011 receipt of tax-exempt life insurance proceeds used to fund an officer’s death benefit.

•	Operating cash flow for 2011 was $38.1 million compared to $30.7 million in 2010.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “2011 represents the 11th consecutive year of revenue growth for our business. We delivered a record number of new products in 2011, including over 900 “Formerly Dealer Only” parts. We remain committed to continuing our strong track record of new product growth. As a result we increased our product development, engineering and brand management staffing levels by 16% in fiscal 2011 to drive further new product growth. The launch of Dorman HD Solutions (TM) – an exclusive offering of Former Dealer Only for the Medium and Heavy Duty vehicle market, was well received during last month’s Heavy Duty Aftermarket Week. We will begin shipping the products this month, and look forward to driving aftermarket growth in this new channel for many years to come.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM), Dorman HD Solutions (TM) and Symmetry (R) brand names.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. While forward-looking statements sometimes are presented with numerical specificity, they are based on various assumptions made by management regarding future circumstances over many of which the Company has little or no control. Forward-looking statements may be identified by words including “anticipate,” “believe,” “estimate,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements, including, without limitation, those relating to the exit of ScanTech’s international business, future business prospects, tax benefits, exit costs, proceeds, revenues, working capital, liquidity, and income, are subject to certain risks and uncertainties that would cause actual results to differ materially from those indicated in the forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to the Company’s ability to sell or liquidate ScanTech’s international business, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks and factors identified from time to time in the reports the Company files with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this report, reference is made to the information in Part I, “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	14 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/31/11	Pct.	12/25/10	Pct.
Net sales	$139,050	100.0	$122,519	100.0
Cost of goods sold	86,774	62.4	75,890	61.9
Gross profit	52,276	37.6	46,629	38.1
Selling, general and administrative expenses	27,149	19.5	27,040	22.1
Income from operations	25,127	18.1	19,589	16.0
Interest expense, net	8	—	29	—
Income before income taxes	25,119	18.1	19,560	16.0
Provision for income taxes	8,475	6.1	7,339	6.0
Net income	$16,644	12.0	$12,221	10.0
Earnings per share:
Basic	$0.93	—	$0.69	—
Diluted	$0.91	—	$0.67	—
Average shares outstanding:
Basic	17,976	—	17,821	—
Diluted	18,230	—	18,199	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	53 Weeks		52 Weeks
Fourth Quarter (unaudited)	12/31/11	Pct.	12/25/10	Pct.
Net sales	$529,287	100.0	$455,716	100.0
Cost of goods sold	338,211	63.9	282,858	62.1
Gross profit	191,076	36.1	172,858	37.9
Selling, general and administrative expenses	106,413	20.1	97,976	21.5
Income from operations	84,663	16.0	74,882	16.4
Interest expense, net	156	—	209	—
Income before income taxes	84,507	16.0	74,673	16.4
Provision for income taxes	31,230	5.9	28,535	6.3
Net income	$53,277	10.1	$46,138	10.1
Earnings per share:
Basic	$2.97	—	$2.60	—
Diluted	$2.93	—	$2.55	—
Average shares outstanding:
Basic	17,933	—	17,767	—
Diluted	18,185	—	18,116	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/31/11	12/25/10
Assets:
Cash and cash equivalents	$50,196	$30,463
Accounts receivable	124,324	101,851
Inventories	115,845	120,433
Deferred income taxes	17,127	12,135
Prepaid expenses	2,661	2,213
Total current assets	310,153	267,095
Property & equipment	38,904	28,790
Goodwill	26,553	26,553
Other assets	1,083	721
Total assets	$376,693	$323,159

Liabilities & Shareholders’ Equity:
Accounts payable	$31,646	$33,978
Accrued expenses and other	12,907	14,182
Total current liabilities	44,553	48,160
Other long-term liabilities	3,406	3,210
Deferred income taxes	11,631	8,636
Shareholders’ equity	317,103	263,153
Total Liabilities and Equity	$376,693	$323,159

Selected Cash Flow Information (unaudited):

(in thousands)	14 Weeks Ended 12/31/11	13 Weeks Ended 12/25/10	53 Weeks Ended 12/31/11	52 Weeks Ended 12/25/10
Depreciation and amortization	$2,027	$1,996	$7,737	$8,012
Capital Expenditures	$3,188	$4,266	$18,102	$11,453

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following items:

•

Results for the fourteen weeks ended December 31, 2011 include a $0.9 million reduction in certain charges recorded in the third quarter of 2011 related to asset impairment and employee-related costs associated with our previously-announced decision to exit our Swedish business.

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Results for the fifty-three weeks ended December 31, 2011 include charges totaling $2.6 million related to asset impairment and employee-related costs associated with our previously-announced decision to exit our Swedish business.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. A reconciliation of net income and diluted earnings per share follows:

	(unaudited)
	14 Weeks Ended 12/31/11	13 Weeks Ended 12/25/10	% Change
Net income, as reported	$16,644	$12,221	36.2%
Less: Reductions in costs recorded in connection with our exit of our Swedish subsidiary	(859)	—	N/A
Net income, as adjusted	$15,785	$12,221	29.2%

Diluted EPS, as reported	$0.91	$0.67	35.8%
Less: Reductions in costs recorded in connection with our exit of our Swedish subsidiary	(0.04)	—	N/A
Diluted EPS, as adjusted	$0.87	$0.67	29.9%

	(unaudited)
	53 Weeks Ended 12/31/11	52 Weeks Ended 12/25/10	% Change
Net income, as reported	$53,277	$46,138	15.5%
Add: Costs recorded in connection with exit of our Swedish subsidiary	2,640	—	N/A
Net income, as adjusted	$55,917	$46,138	21.2%

Diluted EPS, as reported	$2.93	$2.55	14.9%
Add: Costs recorded in connection with exit of our Swedish subsidiary	0.14	—	N/A

Diluted EPS, as adjusted	$3.07	$2.55	20.4%